Exhibit 99.1

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Alecia Pulman 203-682-8200 DFRGPR@icrinc.com

Del Frisco’s Restaurant Group, Inc. Completes Sale of
Sullivan’s Steakhouse to Romano’s Macaroni Grill
Opens Three New Restaurants During the Third Quarter 2018

IRVING, TX - (GLOBE NEWSWIRE) - September 24, 2018 - Del Frisco’s Restaurant Group, Inc. (“Del Frisco’s” or the “Company”) (NASDAQ: DFRG) today announced that on September 21, 2018, it completed its sale of Sullivan’s Steakhouse to Romano’s Macaroni Grill for approximately $32 million in gross proceeds.

Piper Jaffray acted as exclusive financial advisor to Del Frisco’s and its Board of Directors and Kirkland & Ellis LLP acted as legal advisor. Gibson, Dunn & Crutcher LLP acted as legal advisor to Mac Acquisition, LLC.

Third Quarter 2018 Development

We also opened three new restaurants during the third quarter 2018 as previously projected.

•	A Del Frisco’s Double Eagle Steakhouse location in Boston, MA.

•	A Del Frisco’s Double Eagle Steakhouse location, which utilizes a smaller format prototype, in Atlanta, GA.

•	A bartaco location in North Hills, NC.

About Del Frisco’s Restaurant Group, Inc.
Based in Irving, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 71 restaurants across 18 states and Washington, D.C., including Del Frisco's Double Eagle Steakhouse, Barcelona Wine Bar, bartaco, and Del Frisco's Grille.

Del Frisco's Double Eagle Steakhouse serves flawless cuisine that's bold and delicious, and offers an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Barcelona serves tapas both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean, and offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass. bartaco combines fresh, upscale street food and award-winning cocktails made with artisanal spirits and freshly-squeezed juices with a coastal vibe in a relaxed environment. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.BarcelonaWineBar.com, www.bartaco.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.